Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-136552) and in the Registration Statements on Form S-8 (File Nos. 333-72700, 33-62522, 333-82292, 333-105172 and 333-131656) of Advanced Magnetics, Inc. of our report dated December 1, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
December 1, 2006